File No. 33-
As filed with the Securities and Exchange Commission on April 22,
1998
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                  SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                      ----------------------
                  AMENDMENT NO. 1 TO FORM S-3
                              ON
                           FORM S-4
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        FirstEnergy Corp.

            (Exact name of registrant as specified in charter)
      OHIO                   4911                  34-1843785
State or other         (Primary Standard       (I.R.S. Employer
jurisdiction of        Classification Code      Identification)
Incorporation or       Number)
Organization Number)

             76 South Main Street, Akron, Ohio 44308
                         (330) 384-5100
(Address, including, zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Nancy C. Ashcom
                       Corporate Secretary
                         FirstEnergy Corp.
                      76 South Main Street,
                         Akron, Ohio 44308
                      Tel. No. (330) 384-5504

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             Copies to:
                        John H. Byington, Esq.
                  Winthrop, Stimson, Putnam & Roberts
                       One Battery Park Plaza
                      New York, New York 10004
                      Tel. No. (212) 858-1102
             -----------------------------------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. (x)
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.? ____________
If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?
_____________

                                CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Title of Securities  Amount to be   Proposed Maximum         Proposed Maximum         Amount of
 to be Registered     Registered   Aggregate Price Per   Aggregate Offering Price  Registration Fee
                                          Unit
------------------  -------------  -------------------   ------------------------  ----------------
Common Stock*    7,000,000 shares**   $30.40625***          $212,843,750***	            $62,789

* Includes rights to purchase shares of Common Stock under the Company's Rights Agreement.
** This Registration Statement shall be deemed to cover additional securities to be issued in connection with or as a result of stock splits, stock dividends or similar transactions.
*** Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457
**** Already paid.
-------------------



The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
----------

                        7,000,000 Shares



                        FirstEnergy Corp.


                          COMMON STOCK

                     ----------------------

     FirstEnergy Corp. (the "Company") may from time to time offer and issue its Common Stock (par value $.10 per share) (the "Common Stock"), in connection with future acquisitions by the Company, directly or indirectly, of various businesses, properties or interests therein. Such Common Stock may be issued in exchange for shares of capital stock, other securities, partnership interests or other assets representing an interest, direct or indirect, in other companies, or in exchange for assets used in or related to the business of such entities. In general, the terms of such acquisitions will be determined by negotiations with the representatives of the businesses or properties to be acquired or, in the case of companies which are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. See "Plan of Distribution". Underwriting discounts or commissions will generally not be paid by the Company, and the Company will not receive any cash proceeds in connection with the issuance and sale of the Common Stock offered hereby. Brokers' or finders' fees may be paid from time to time with respect to specific acquisitions. Under such circumstances Common Stock covered by this Prospectus may be used in payment of such fees.

     This Prospectus, with the prior consent of the Company, may be used by persons ("Selling Shareholders") who will have received the Common Stock covered by this Prospectus in connection with such acquisitions by the Company and who may wish to sell such stock in circumstances requiring or making desirable its use. Selling Shareholders may sell the shares of Common Stock covered by this Prospectus privately in negotiated transactions or publicly in one or more transactions, as described more fully herein. See "Plan of Distribution".
Selling Shareholders and broker-dealers that participate with Selling Shareholders in such sales of Common Stock, and any brokers or finders who receive Common Stock as fees, may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions or fees received by them and any profit on the resale of shares of Common Stock may be deemed to be underwriting compensation. The Company will not receive any of the proceeds of the sale of shares of Common Stock by any such person.

     The Company may agree to indemnify the Selling Shareholders and/or broker-dealers against certain civil liabilities, including liabilities under the 1933 Act, and to reimburse them for certain expenses in connection with the sale of Common Stock.
     The Common Stock is, and the shares of Common Stock to be offered pursuant to this Prospectus will upon notice of issuance be, listed under the symbol "FE" on the New York Stock Exchange ("NYSE"). The last reported sale price on the NYSE on April 17, 1998 was $31-1/2 per share.
                       ---------------------


THESE SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED BY THE
 SECURITIES AND EXCHANGE COMMISSION OR  ANY  STATE  SECURITIES
  COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
      OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY
                       IS A CRIMINAL OFFENSE.
                      -----------------------

The date of this Prospectus is ____________, 1998

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                       AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D. C. 20549, at prescribed rates. The SEC also maintains a web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information regarding the Company. Certain securities of the Company are listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and reports, proxy material and other information concerning the Company may be inspected at the office of that Exchange.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Investor Services, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308 (telephone 800-736-3402). In order to ensure timely delivery of the documents, any request should be made at least five business days prior to the closing of any transaction in which the shares of Common Stock offered hereby are to be issued.

The following documents filed by the Company with the SEC pursuant to the 1934 Act are incorporated into this Prospectus by reference:

1.  Annual Report on Form 10-K for the year ended December 31,
     1997.

2.  Amendment to Current Report on Form 8-K of the Company dated
    November 10, 1997 on Form 8-K/A dated January 22, 1998.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Such documents and the documents enumerated above are hereinafter referred to as "Incorporated Documents"; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13, 14 or 15 of the 1934 Act in each year during which this offering is in effect prior to the filing with the SEC of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference herein. Requests for such copies should be directed to Investor Services, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308 (telephone 800-736-3402).

                               SUMMARY

FirstEnergy Corp.

     FirstEnergy Corp. was formed in September 1996. As a result of the 1997 merger of Ohio Edison Company and Centerior Energy Corporation, the Company became the parent of four utility
operating companies -    Ohio Edison Company, its subsidiary,
Pennsylvania Power Company, The Cleveland Electric Illuminating Company and The Toledo Edison Company. Combining the resources of these subsidiaries, the Company is the nation's twelfth largest investor-owned electric system. The system serves 2.2 million customers within 13,200 square miles of northern and central Ohio and western Pennsylvania, generates approximately $5 billion in annual revenues and owns more than $18 billion in assets, including ownership in 18 power plants.

     The Company's principal executive offices are located at 76
South Main Street, Akron Ohio 44308.

Selected Financial Information

     Set forth below is certain historical financial information of the Company. This information should be read in conjunction with the financial statements of the Company and the respective notes thereto included in documents incorporated herein by references. See "Incorporation of Certain Documents by Reference."

                                   (In thousands, except per share amounts)

                                         Year Ended December 31 (1)
-------------------------------------------------------------------------------------------------
                                    1997(2)       1996         1995         1994        1993 (3)
                                  ----------   ----------   ----------   ----------   ----------
Operating Revenues                $2,821,435   $2,469,785   $2,465,846   $2,368,191   $2,369,940
Net Income                        $  305,774   $  302,673   $  294,747   $  281,852   $   59,017
Weighted Average
  Number of Common
  Shares Outstanding                 157,464      144,095      143,692      143,237      152,569
Earnings Per Share of
  Common Stock                         $1.94        $2.10        $2.05        $1.97        $0.39
Dividends Declared Per
  Share of Common Stock                $1.50        $1.50        $1.50        $1.50        $1.50



                                        As at December 31 (1)
-------------------------------------------------------------------------------------------------
BALANCE SHEET                       1997(2)       1996         1995         1994        1993
                                 -----------   ----------   ----------   ----------   ----------
Total Assets                     $18,080,795   $9,054,457   $8,892,088   $9,045,255   $8,964,841
Preferred Stock of consolidated
  subsidiaries subject to
  mandatory redemption               214,864       35,000       40,000       40,000       45,000
Ohio Edison obligated
  mandatorily redeemable
  preferred securities of
  subsidiary trust holding
  solely Ohio Edison
  subordinated debentures            120,000      120,000      120,000           _           _
Long-term debt                     6,969,835    2,712,760    2,786,256    3,166,593    3,039,263

________________________________
1  Derived from audited financial information.

2  Net Income and Earnings Per Share of Common Stock include net after tax charges of $34,014,000 and $.22 per share, respectively, relating to a voluntary retirement program and estimated severance expenses.  The Company's 1997 results include the results of The Cleveland Electric
   Illuminating Company and The Toledo Edison Company for the period November 8, 1997 through
   December 31, 1997.

3  Net Income and Earnings Per Share of Common Stock include net after tax charges of $218,377,000 and $1.43 per share, respectively, relating primarily to the termination of Perry Unit 2, partially offset by the cumulative effect of a change in accounting for unbilled revenues.


Regulatory and Tax Consequences

     The federal or state regulatory and federal income tax consequences of the transactions in which the shares of Common Stock offered hereby will be issued are dependent upon the terms and conditions of the transaction or transactions in which such shares are issued. Such information, if material, will be provided in a supplement to this Prospectus.

            DESCRIPTION OF FIRSTENERGY CAPITAL STOCK

     The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $100 per share.

     Certain provisions of the Company's Amended Articles of Incorporation (the "Articles") and Amended Code of Regulations (the "Regulations") are summarized or referred to below. The following description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Articles and Regulations, as well as applicable statutory or other law.

FirstEnergy Common Stock

     Voting Rights. The holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each share of Common Stock held of record by such holder as of the record date for such meeting. Under the Articles, the voting rights, if any, of the Company's preferred stock may differ form the voting rights of the Company's Common Stock. The holders of Common Stock are not entitled to cumulate their votes for the election of directors. The Company's Articles provide that the Board of Directors be divided into three classes with the term of office of the respective classes to expire in successive years.

     In order to amend or repeal, or adopt any provision inconsistent with, the provisions of the Articles dealing with
(a) the right of the Board of Directors to establish the terms of unissued shares or to authorize the acquisition by the Company of its outstanding shares; (b) the absence of cumulative voting and preemptive rights; or (c) the requirement that 80% of the voting power of the Company's outstanding shares must approve the foregoing, 80% of the voting power of the Company's outstanding shares must approve. In addition, the approval of 80% of the voting power of the Company's outstanding shares must be obtained to amend or repeal the provisions of the Regulations dealing with
(a) the time and place of shareholders' meetings, the manner in which special meetings of shareholders are called or the way business is conducted at such meetings; (b) the number, election and terms of directors, the manner of filling vacancies on the Board of Directors, the removal of directors or manner in which directors are nominated; or (c) the indemnification of officers or directors. Amendment of the provision of the Regulations that requires the approval of 80% of the voting power of the Company's outstanding shares in the instances enumerated above requires the same level of approval.

     Adoption of a plan of merger, consolidation or reorganization, as well as adoption of certain amendments to the Articles (other than those requiring 80% approval as specified above), authorization of a sale or other disposition of all or substantially all of the assets of the Company not made in the usual and regular course of its business or adoption of a resolution of dissolution of the Company, and any other matter which would otherwise require a two-thirds approving vote, require authorization by the holders of two-thirds of the voting power of the outstanding shares of Common Stock, unless the Board of Directors provides otherwise by resolution, in which case such authorization shall be by a majority of the voting power of the Company and the approval of a majority of the voting power of any shares entitled to vote as a class, to the extent not inconsistent with the Articles or the Regulations.

     Dividends. Subject to prior rights and preferences of any issued and outstanding shares of the Company's preferred stock, the holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors out of funds of the Company legally available therefor. The Company's ability to pay dividends depends primarily upon the ability of its subsidiaries to pay dividends or otherwise transfer funds to it. The articles of incorporation, certain mortgages and other agreements, as supplemented, of Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company and The Toledo Edison Company, the Company's direct and indirect electric utility subsidiaries, contain provisions which, under certain conditions, restrict the ability of these subsidiaries to transfer funds to the Company in the form of cash dividends. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the Board of Directors will declare a dividend.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock will be entitled to share ratably, after the prior rights of the holders of any issued and outstanding shares of the Company's preferred stock have been satisfied, in any assets remaining after payment in full of all liabilities of the Company.

     No Preemptive, Redemption or Conversion Rights. The holders of Common Stock will have no preemptive rights to acquire or subscribe to any shares, or securities convertible into shares, of Common Stock. The holders of Common Stock will have no redemption or conversion rights.

     Listing. The outstanding Common Stock of the Company is traded on the New York Stock Exchange.

     Transfer Agent and Registrar.  The Transfer Agent and
Registrar for the Common Stock is FirstEnergy Securities Transfer
Company, a wholly owned subsidiary of the Company.

FirstEnergy Preferred Stock

     Pursuant to Article IV of the Articles, the Board of Directors has the authority to issue preferred stock from time to time in one or more classes or series. Pursuant to Article V of the Articles, the Board of Directors is authorized to adopt amendments to the Articles to fix or change the express terms of any unissued or treasury shares of any class, including preferred stock.

                          RIGHTS PLAN

     On November 18, 1997 the Company authorized assignment of one share purchase right (a "Right") for each outstanding share of Common Stock (the "Shares") of the Company. Each Right entitles the registered holder to purchase from the Company one Share at a price of $70 per Share (the "Purchase Price"), when the Rights become exercisable. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and The Bank of New York, as rights agent (the "Rights Agent"). This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

Rights Initially not Separable from Common Stock

     The Rights will be evidenced by the Shares certificates until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares (the date of such public announcement being called the "Share Acquisition Date") or (ii) 10 days following the commencement or announcement of an intention to make a tender offer or exchange offer by a person other than the Company if, upon consummation of the offer, such person, together with persons affiliated or associated with it, would be the beneficial owner of 25% or more of the outstanding Shares (the earlier of such days being called the "Distribution Date"). The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Shares. Until the Distribution Date (or earlier redemption, termination or expiration of the Rights), new Share certificates issued upon transfer or new issuance of Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, termination or expiration of the Rights), the surrender for transfer of any certificates for Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificate.

Separation of Rights from Common Stock

     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

Exercise of Rights

     The Rights are not exercisable until the Distribution Date.
The Rights will expire November 28, 2007 unless such date is extended or unless the Rights are earlier redeemed by the Company or exchanged for Shares, in each case as described below.

     The Purchase Price payable, and the number of Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Shares, (ii) upon the grant to holders of the Shares of certain rights or warrants to subscribe for or purchase Shares at a price, or securities convertible into Shares with a conversion price, less than the then current market price of the Shares or (iii) upon the distribution to holders of the Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Shares) or of subscription rights or warrants (other than those referred to above).

     In the event that (i) the Company merges with or is involved in another business combination transaction with an Acquiring Person, (ii) 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, (iii) an Acquiring Person acquires 25% or more of the Shares, or (iv) an Acquiring Person engages in one or more self-dealing transactions with the Company, then, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of Common Stock of the Company or of the acquiring company, as the case may be, which at the time of such transaction will have a value double the amount of the Purchase Price.

     Any Rights that are or were beneficially owned at any time on or after the Distribution Date by an Acquiring Person shall become null and void upon the occurrence of any event described in the preceding paragraph and no holder of such Rights shall have any right with respect to such Rights from and after the occurrence of any such event.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Shares on the last trading day prior to the date of exercise.

Redemption of Rights

     At any time prior to the 10th day following the Share Acquisition Date (unless extended by the Company), the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). In that connection, the amount payable to any holder of the Rights will be rounded up to the nearest $.01. Payments of less than $1.00 will be sent to holders of the Rights only if the particular holder entitled to the payment specifically requests that the payment be sent. Immediately upon the action of the Company ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Exchange of Rights

     After the Distribution Date and prior to the time an Acquiring Person has acquired 50% or more of the then outstanding Shares, the Company may require that some or all of the Rights be exchanged on a one for one basis (subject to adjustment for stock splits, stock dividends and other similar transactions) for Shares. To the extent that Rights are required to be exchanged for Shares, the right to exercise those Rights will terminate and the only right of the holder thereof will be to exchange those Rights for Shares.

Amendments

     The terms of the Rights may be amended by the Company without the consent of the holders of the Rights, including an amendment to extend the period during which the rights may be redeemed, except that after the Distribution Date no such amendment may otherwise adversely affect the interests of the holders of the Rights. In the event an Acquiring Person, after triggering the redemption option of the Company, reduces its shareholdings to less than 15% then the redemption rights are reinstated.

No Rights as a Shareholder

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

Effect of Rights

     The Rights will not prevent a takeover of the Company. The Rights, however, may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be redeemed as herein described before the consummation of such transaction.



                          USE OF PROCEEDS

     This Prospectus relates to shares of Common Stock which may be offered and issued by the Company from time to time in connection with the acquisitions of businesses, assets, properties or interests therein. Other than the businesses, assets, properties or interests acquired, there will be no proceeds to the Company from these offerings. When this Prospectus is used in a public reoffering or resale of Common Stock acquired pursuant to this Prospectus, the Selling Shareholders shall receive any proceeds from resales and not the Company.

                       PLAN OF DISTRIBUTION

Summary and Purpose of Proposed Transactions

     The federal or state regulatory and federal income tax consequences of the transactions in which the shares of Common Stock offered hereby will be issued are dependent upon the terms and conditions of the transaction or transactions in which such shares are issued. Such information, if material, will be provided in a supplement to this Prospectus.

     The shares of Common Stock covered by this Prospectus may be offered and issued from time to time in connection with future acquisitions by the Company, directly or indirectly, various businesses, properties or interests therein. The Company intends to offer and sell the Common Stock from time to time to persons from whom it acquires such businesses, properties or interests. Such Common Stock may be issued in exchange for shares of capital stock, other securities, partnership interests or other assets representing an interest, direct or indirect, in other companies, or in exchange for assets used in or related to the business of such entities. The consideration offered by the Company in such acquisitions in addition to the shares of Common Stock offered hereby may include cash, debt, other securities of the Company or assumption by the Company of liabilities to which the property or business being acquired is subject, or any combination thereof. In general, the terms of such acquisitions will have been determined by negotiations with the representatives of the businesses or properties acquired or, in the case of companies which are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. Any shares of Common Stock issued by the Company will have been issued either at or higher or lower than prevailing market prices for the Common Stock (either at the time of agreement of the terms of the acquisition or at or about the time of the closing of the acquisition and the issuance of the shares). The Company reserves the right to issue and sell any or all of such shares at any time or from time to time. Underwriting discounts or commissions will generally not be paid by the Company, and the Company will not receive any cash proceeds in connection with the issuance and sale of the Common Stock offered hereby. Brokers' or finders' fees may be paid from time to time with respect to specific acquisitions. Under such circumstances Common Stock covered by this Prospectus may be used in payment of such fees.

     In determining whether to issue shares of Common Stock to finance all or a part of the consideration for an acquisition, the Board of Directors of the Company may consider a number of different factors, including but not limited to the availability and cost of alternative means of financing the acquisition, the Company's current and anticipated capital resources and working capital and cash needs, the number of shares of Common Stock that would be issuable in such acquisition, the prevailing market prices for the Common Stock and the anticipated effect of the issuance of such Common Stock on the Company's earnings and book value per share and prevailing market price for the Common Stock. In addition to shares of Common Stock, it is anticipated that any such acquisition would be financed with funds derived from cash on hand or from operations or with debt financing in the form of Company-issued promissory notes or debentures, or funds made available to the Company by banks or financial institutions under unsecured lines of credit. The Company has made no arrangements and has no agreements providing for the financing of any acquisitions; however, the Company believes that such financing will be available to its on acceptable terms should the need arise.

     With the prior consent of the Company, this Prospectus may also be used by persons ("Selling Shareholders") who receive from the Company shares of Common Stock covered by this Prospectus in connection with such acquisitions and who may wish to sell such shares under circumstances requiring or making desirable its use. The Company's consent to use of this Prospectus may be conditioned upon such terms and conditions as the Company, in its sole discretion, may determine, including, without limitation, such Selling Shareholder's agreeing not to offer more than a specified number of shares during a particular period of time or agreeing that any such offering be effected in an organized manner through registered securities dealers. The names of the Selling Shareholders, the nature of any relationship any particular Selling Shareholder has with the Company and the number of shares owned by and to be offered by a Selling Shareholder pursuant to this Prospectus may be set forth in a supplement or amendment to this Prospectus.

     Such sales of shares of Common Stock by the Selling Shareholders using this Prospectus may be made from time to time privately at negotiated prices or publicly in one or more transactions (which may involve crosses or block transactions) on the NYSE or otherwise, in special offerings, sales pursuant to Rule 144 under the 1933 Act, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter market, or a combination of such methods of sale, at prices at or reasonably related to market prices at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, which may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). Selling Shareholders and brokers or dealers selling shares of Common Stock for Selling Shareholders or purchasing such shares for purposes of resale may be deemed to be an underwriter under the 1933 Act, and any compensation received by any such person may be deemed underwriting compensation (which compensation may be in excess of customary commissions). The Company will not receive any of the proceeds of the sale of shares of Common Stock by any such person.

     The Company may agree to indemnify the Selling Shareholders and/or broker-dealers against certain civil liabilities, including liabilities under the 1933 Act, and to reimburse them for certain expenses in connection with the sale of Common Stock.

     This Prospectus shall be deemed to cover additional securities to be issued in connection with or as a result of stock splits, stock dividends or similar transactions.

Regulatory and Tax Consequences

     The federal or state regulatory and federal income tax consequences of the transactions in which the shares of Common Stock offered hereby will be issued are dependent upon the terms and conditions of the transaction or transactions in which such shares are issued. Such information, if material, will be provided in a supplement to this Prospectus.

                         LEGAL OPINIONS

     The validity of the Common Stock will be passed upon by David L. Feltner, Associate General Counsel for the Company. As of April 20, 1998, Mr. Feltner owned 2,908 shares of the Common
Stock of the Company.

                               EXPERTS

     The consolidated financial statements and related financial statement schedule, incorporated by reference in this Prospectus from the Annual Report on Form 10-K for the year ended December 31, 1997 of the Company have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. The above mentioned report is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

----------------------------------------------------------------
     No dealer, salesman or other person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                       ----------------------




                         TABLE OF CONTENTS

                                                         Page
                                                         ----
AVAILABLE INFORMATION                                       2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE             2
SUMMARY                                                     3
DESCRIPTION OF FIRSTENERGY CAPITAL STOCK                    4
RIGHTS PLAN                                                 6
USE OF PROCEEDS                                             9
PLAN OF DISTRIBUTION                                        9
LEGAL OPINIONS                                             11
EXPERTS                                                    11



                        ------------------------

                            		7,000,000 Shares




                            FirstEnergy Corp.




                              Common Stock


                       -------------------------


                             PROSPECTUS

                       -------------------------

                ____________, 1998

                             PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.
          -----------------------------------------

     Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, and without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation's voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of legal counsel not retained by the corporation or any person to be indemnified during the five years preceding the date of determination.

     Regulation 31 of the Company's Code of Regulations provides as follows:

          "The Company shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Board of Directors or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Company, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation.

     Regulation 32 of the Company's Code of Regulations provides as follows:

          "The Company shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Company, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

Item 21.  Exhibits and Financial Statement Schedules.
          ------------------------------------------

     An Exhibit Index, containing a list of all exhibits to this registration statement, commences on page II-8.

Item 22.  Undertakings.
          ------------

     The undersigned registrant hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)     to include any prospectus required by
     Section 10(a)(3) of the Securities Act of 1933 (the "1933
     Act");
                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

     (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

     (7) That prior to any public reoccurring of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoccurring prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

     (8) That every prospectus; (I) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron and State of Ohio on the 21st day of April, 1998.

                           FIRSTENERGY CORP.


                           By /s/WILLARD R. HOLLAND
                              ----------------------
                                 Willard R. Holland
                                 Chairman and Chief Executive Officer

     Each of the undersigned directors and officers of the Registrant, individually as such director and/or officer, hereby makes, constitutes and appoints H. Peter Burg and Nancy C. Ashcom, and each of them, singly or jointly, with full power of substitution, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Commission, this registration statement and any and all amendments, including post-effective amendments, to this registration statement, which amendment may make such changes in the registration statement as the registrant deems appropriate hereby ratifying and confirming all that each of said attorneys-in-fact, or his, her or their substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature	                 Title	                     Date
     ----------                 -----                     ----

/s/Willard R. Holland	      Chairman of the Board	  April 21,1998
---------------------      and Chief Executive
	(Willard R. Holland)       Officer

/s/H. Peter Burg           President, Chief       April 21, 1998
---------------------      Financial Officer and
(H. Peter Burg)            Director

/s/Harvey L. Wagner        Controller             April 21, 1998
---------------------
(Harvey L. Wagner)

/s/Robert M. Carter        Director               April 21, 1998
-------------------
(Robert M. Carter)

/s/Dr. Carol A. Cartwright Director               April 21, 1998
--------------------------
(Dr. Carol A. Cartwright)

/s/William F. Conway       Director               April 10, 1998
--------------------
(William F. Conway)

/s/Robert L. Loughhead     Director               April 13, 1998
----------------------
(Robert L. Loughhead)

/s/Russell W. Maier	        Director               April 21, 1998
-------------------
(Russell W. Maier)

/s/Glenn H. Meadows        Director               April 10, 1998
-------------------
(Glenn H. Meadows)

/s/Paul J. Powers          Director               April 10, 1998
------------------
(Paul J. Powers)

/s/Charles W. Rainger      Director               April 21, 1998
---------------------
(Charles W. Rainger)

                           Director
-------------------
(Robert C. Savage)

/s/George M. Smart         Director               April 21, 1998
------------------
(George M. Smart)

/s/Jesse T. Williams, Sr.  Director               April 21, 1998
------------------------
(Jesse T. Williams, Sr.)




                           EXHIBIT INDEX

Exhibit
   No.      Description
-------     -----------

 4(a)*     Amended Articles of Incorporation of FirstEnergy Corp.
           (physically filed and designated in Registration
           Statement No. 333-21011 as Exhibit (3)-1).

 4(b)*     Amended Code of Regulations of FirstEnergy Corp.
           (physically filed and designated in Registration
           Statement No. 333-21011 as Exhibit (3)-2).

 4(c)* Form of Common Stock Certificate (physically filed and designated in Registration Statement No. 333-40063 as
           Exhibit 4(c).

 4(d)* FirstEnergy Corp. Stock Investment Plan (physically filed and set forth in full in the Prospectus contained in Registration Statement No. 333-40063).

 4(e)* Rights Agreement dated as of November 18, 1997, between FirstEnergy Corp. and The Bank of New York and form of Right Certificate (physically filed and designated in Current Report of Form 8-K dated
           November 18, 1997 as Exhibit 4.1).

 5         Opinion of David L. Feltner, Esq., Associate General
           Counsel for the Company, as to the securities being
           registered.
23(a)      Consent of Arthur Andersen LLP.

23(b)      Consent of David L. Feltner, Esq. (contained in
           Exhibit No. 5).

---------------------
*     Incorporated by reference as noted therein.